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                                                                    Exhibit 4(a)

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           METATEC INTERNATIONAL, INC.


                  The undersigned, desiring to organize a corporation for profit (the "Corporation") under Chapter 1701, Ohio Revised Code, hereby certifies:

                  FIRST: The name of the Corporation is Metatec International, Inc.

                  SECOND: The place in the State of Ohio where the principal office of the Corporation is to be located is Dublin, Franklin County.

                  THIRD: The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code and any amendments heretofore or hereafter made thereto.

                  FOURTH: The Corporation shall have the authority to issue 10,000,000 shares, all of which shall be common shares without par value. The holders of the common shares shall be entitled to one vote for each common share held by them on all matters voted upon by shareholders of the Corporation.

                   FIFTH: To the extent permitted by law, the Corporation may purchase or otherwise acquire shares of any class issued by it at such times, for such consideration and upon such terms and conditions as the board of directors may determine.

                   SIXTH: The number of directors of the Corporation shall not be less than three nor more than fifteen. The number of directors may be fixed or changed from time to time as determined by a resolution adopted by two-thirds (2/3) or more of the members of the board of directors then in office, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation may not be removed without cause except by the affirmative vote of holders of not less than 50% of the common shares, provided that such 50% voting requirement shall not be applicable if the board of directors shall have approved such removal by a resolution adopted by two-thirds (2/3) or more of the members of the board of directors then in office.

                  SEVENTH: The board of directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as possible. The term of office of directors in one class shall expire at each annual meeting of shareholders, and in all cases as to each director until a successor shall be elected and qualified, or until his earlier resignation, removal from office, death or incapacity. If the number of directors is hereafter changed, an increase or decrease in directorships shall be apportioned among the classes as to make all classes as nearly equal as possible. The initial term of office of directors of Class I shall expire at the annual meeting of shareholders in 2000, that of Class II shall expire


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at the annual meeting of shareholders in 2001, and that of Class III shall expire at the annual meeting of shareholders in 1999, and in all cases as to each director until a successor shall be elected and qualified, or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of shareholders, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of shareholders after their election or until their earlier resignation, removal from office, death or incapacity.

                  EIGHTH: Special meetings of shareholders of the Corporation may be called by the board of directors or by holders of common shares entitled to exercise not less than 25% of all votes entitled to be case on any issue to be considered at the proposed special meeting, in accordance with any procedures set forth in the Corporation's Code of Regulations.

                  NINTH: Notwithstanding any provision in any statute of the State of Ohio, now or hereafter in force, requiring the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, any action may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, or of such class or classes of shares thereof, unless the proportion designated by such statute cannot be altered by these Articles of Incorporation. Notwithstanding the foregoing, the required vote or consent for any action described in Article Tenth shall be governed by the provisions of Article Tenth.

                  TENTH: The affirmative vote of the holders of not less than 60% of the outstanding common shares of the Corporation shall be required for the approval or authorization of any (a) merger, consolidation or share exchange of the Corporation with or into any other corporation, or (b) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity, or (c) any amendment to these Articles of Incorporation or the Code of Regulations of the Corporation to amend, alter, change or repeal the application of section 1701.831 of the Ohio Revised Code or any similar or like control share acquisition statute now or hereafter in effect in the State of Ohio; provided, however, that the affirmative vote of a majority of the holders of the outstanding common shares of the Corporation shall be required if the board of directors of the Corporation shall have approved any transaction described in clause (a), (b) or (c) by a resolution adopted by two-thirds (2/3) or more of the members of the board of directors then in office. No amendment to the Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this Article Tenth or Article Sixth or Article Seventh unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of holders of not less than 60% of the outstanding common shares of the Corporation; provided, however, that the affirmative vote of a majority of the holders of the outstanding common shares of the Corporation shall be required if the board of directors of the Corporation shall have approved the amendment by a resolution adopted by two-thirds (2/3) or more of the members of the board of directors then in office.

                  ELEVENTH: No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase

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shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the Corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such considerations and upon such terms and conditions as may be authorized by its board of directors, in its discretion, from time to time.

         TWELFTH: No holder of shares of the Corporation of any class shall have the right to cumulate his voting power in the election of directors of the Corporation, and the right to cumulative voting described in section 1701.55 of the Ohio Revised Code is hereby specifically denied to the holders of shares of any class of the Corporation.

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